Exhibit 21.1
XENCOR, INC.

The following is the subsidiary of the Company as of December 31, 2024:

SUBSIDIARY (Name under which subsidiary does business)	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Gale Therapeutics Inc.	Delaware